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                                                                     Exhibit 5.1

                                 April 3, 1995

Collagen Corporation
2500 Faber Place
Palo Alto, CA 94303

     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as counsel for Collagen Corporation, a Delaware corporation ("Collagen"), in connection with the preparation of the above-captioned Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, to
register the public offering of up to $45,000,000 principal amount of      %
Exchangeable Subordinated Notes due May 1, 2002 of Collagen (the "Notes") (including up to $5,000,000 principal amount to cover over-allotments). The Notes are intended to be issued pursuant to an Indenture (the "Indenture") to be entered into by Collagen with The First National Bank of Boston, as trustee (the "Trustee"), substantially in the form filed as Exhibit 4.1 to Amendment No. 2 to the Registration Statement, and sold pursuant to an Underwriting Agreement in the form filed as Exhibit 1.1 to Amendment No. 1 to the Registration Statement (the "Underwriting Agreement") with the Underwriter named therein.

     As your counsel in connection with this transaction, we have reviewed (a) the Registration Statement; (b) the form of Indenture; (c) the Certificate of Incorporation and Bylaws of Collagen and Target Therapeutics, Inc. ("Target"), each as amended to date; (d) certain records of Collagen's and Target's corporate proceedings; and (e) certain proceedings proposed to be taken by Collagen in connection with the issuance of the Notes and the issuance of the Common Stock, $.0025 par value, of Target owned by Collagen ("Target Common Stock") upon exchange thereof. In such examination we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. In making our examination of documents executed by entities other than Collagen, we have assumed that each other entity had the power to enter into and perform all its obligations thereunder and we also have assumed the due authorization by each such other entity of all requisite actions and the due execution and delivery of such documents by each such other entity.

     In rendering the opinion set forth in paragraph 1 below, we have assumed that the Indenture will be qualified in accordance with the Trust Indenture Act of 1939, as amended. In addition, to the extent such opinion involves matters governed by the laws of the State of New York, we have relied exclusively upon the opinion of Morrison & Foerster, a copy of which is attached hereto, and we believe that we are justified in so relying. Our opinion in such paragraph is subject to all of the exceptions, limitations and qualifications set forth in the opinion of Morrison & Foerster.

     In addition, all of opinions expressed below are subject to the following qualifications:

          (a) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;
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Collagen Corporation
April 3, 1995
Page 2

          (b) We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies, nor do we express any opinion on the effect of judicial decisions which have held that certain provisions are unenforceable where their breach would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under any applicable agreement is not material;

          (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws;

          (d) We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to the laws of any jurisdiction other than the laws of the United States of America, the laws of the State of California and the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that:

          1. The Notes have been authorized and, when the Indenture has been duly executed and delivered by Collagen and the Trustee and the Notes have been duly executed on behalf of Collagen, authenticated by the Trustee under the Indenture, issued in accordance with the corporate proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Notes and delivered to the Underwriter against payment of the purchase price in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of Collagen.

          2. The shares of Target Common Stock into which the Notes will be exchangeable have been duly authorized and, when delivered upon exchange of the Notes, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                            Very truly yours,

                                            VENTURE LAW GROUP,
                                            A Professional Corporation